Exhibit 2.1

AMENDED AND RESTATED

STOCK PURCHASE AGREEMENT

BY AND AMONG

ALLIANCE GAMING CORPORATION,

SIERRA DESIGN GROUP,

ROBERT LUCIANO,

AND

ROBERT LUCIANO,

AS TRUSTEE OF THE ROBERT LUCIANO FAMILY TRUST

DATED

March 2, 2004

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EXHIBITS

EXHIBIT A	Form of Employment Agreement
EXHIBIT B	[Omitted]
EXHIBIT C	Form of Opinion of Seller’s Counsel
EXHIBIT D-1	Form of Officer’s Certificate of the Company
EXHIBIT D-2	Form of Officer’s Certificate of Seller
EXHIBIT E	Form of Opinion of Buyer’s Counsel
EXHIBIT F	Form of Officer’s Certificate of Buyer
Exhibit G	Indemnity Agreement

SCHEDULES

SCHEDULE A

SCHEDULE 2.3(a)(i)

SCHEDULE 2.3(a)(ii)

SCHEDULE A(iv)(1)

SCHEDULE A(iv)(2)

SCHEDULE B(c)(i)

SCHEDULE B(c)(ii)

SCHEDULE C(c)

SCHEDULE B

SCHEDULE 3.1

SCHEDULE 3.2

SCHEDULE 3.3

SCHEDULE 3.4

SCHEDULE 3.6

SCHEDULE 3.7(a)

SCHEDULE 3.8

SCHEDULE 3.9

SCHEDULE 3.10

SCHEDULE 3.11

SCHEDULE 3.12(a)

SCHEDULE 3.12(b)

SCHEDULE 3.13

SCHEDULE 3.15

SCHEDULE 3.16

SCHEDULE 3.17

SCHEDULE 3.18

SCHEDULE 3.19

SCHEDULE 3.20

SCHEDULE 3.21

SCHEDULE 3.22

SCHEDULE 5.8

v

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

This Amended and Restated Stock Purchase Agreement (this “Agreement”) is effective as of March 2, 2004, by and among Alliance Gaming Corporation, a Nevada corporation (“Buyer”), Sierra Design Group, a Nevada corporation (the “Company”), Robert Luciano (“Luciano”) and Luciano, as Trustee of the Robert Luciano Family Trust dated February 27, 1995, as amended, as the sole stockholder of the Company (“Seller”).

RECITALS

WHEREAS, on November 10, 2003, Buyer, the Company, Luciano and Seller entered into a Stock Purchase Agreement (the “Original Agreement”);

WHEREAS, on March 2, 2004, Buyer, the Company, Luciano and Seller entered into an Amendment No. 1 to the Original Agreement (the “Amendment”);

WHEREAS, Seller owns all of the issued and outstanding shares of common stock, par value $.0001 per share (the “Shares”), of the Company;

WHEREAS, the Company is engaged in the business of designing, developing and supplying gaming technology and integrated game systems and system products (the “Business”); and

WHEREAS, on the terms and subject to the conditions hereof, Seller desires to sell the Shares to Buyer and Buyer desires to purchase the Shares from Seller.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the provisions set forth below, and subject to the terms and conditions set forth herein, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” means, in respect of any specified Person, any other Person, whether or not a separate legal entity, that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person (the terms “controls,” “controlled” or “control” meaning the possession, directly or indirectly, of the power to direct or cause the direction of management policies of a Person, whether through the ownership of securities, by contract or credit arrangement, as trustee or executor, or otherwise).

“Agreement” has the meaning set forth in the Preamble.

“Alliance Shares” means the common stock, par value $.01 per share, of Alliance Gaming Corporation.

“Alliance Trading Price” has the meaning set forth in Section 2.3(a)(ii).

“Base Purchase Price” has the meaning set forth in Section 2.2.

“Bonus Contingent Cash Payment” has the meaning set forth in Section B(c)(i) of Schedule A.

“Bonus Contingent Consideration” has the meaning set forth in Section 2.4.

“Bonus Contingent Stock Payment” has the meaning set forth in Section B(c)(ii) of Schedule A.

“Business” has the meaning set forth in the Recitals.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Financial Statements” has the meaning set forth in Section 4.4(b).

“Buyer SEC Reports” has the meaning set forth in Section 4.4(a).

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change of Control” shall be deemed to have occurred upon (a) the consummation of a tender for or purchase of more than fifty percent (50%) of a company’s capital stock by a third party, excluding the initial public offering by Buyer of any class of its Capital Stock, (b) a merger, consolidation or recapitalization of a company such that the stockholders of the company immediately prior to the consummation of such transaction possess less than fifty percent (50%) of the voting securities of the surviving entity immediately after the transaction (determined on a fully-diluted basis assuming the conversion of all convertible securities of such Person), or (c) the sale, lease or other disposition of all or substantially all of the assets of a company.

“Closing” has the meaning set forth in Section 2.5.

“Closing Cash Payment” has the meaning set forth in Section 2.3(a)(i).

“Closing Date” has the meaning set forth in Section 2.5.

“Closing Debt” means certain Indebtedness of the Company as described on Schedule B hereto in the amount outstanding on the Closing Date; provided, however, that if any Indebtedness described on Schedule B is prepaid prior to Closing due to a default on such Indebtedness, such prepayment amount shall be included as Closing Debt.

“Closing Payment” has the meaning set forth in Section 2.3(a).

“Closing Stock Payment” has the meaning set forth in Section 2.3(a)(ii).

“COBRA” means the group health plan requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.3.

“Company” has the meaning set forth in the Preamble.

 “Company Account” means a bank account designated by the Company a reasonable amount of time prior to the Closing to receive cash payments from Buyer under this Agreement, which account may be changed by the Company from time to time after the Closing Date by written notice to Buyer.

“Confidentiality Agreement” has the meaning set forth in Section 9.1(b)(ii).

“Contingent Cash Payment” has the meaning set forth in Section A(iv)(1) of Schedule A.

“Contingent Consideration” has the meaning set forth in Section 2.3(b).

“Contingent Stock Payment” has the meaning set forth in Section A(iv)(2) of Schedule A.

“Contingent Tax Bonus” means $1.35 million compounded at a rate of six percent (6%) per annum.

“Contingent Tax Cash Payment” has the meaning set forth in Section C(c) of Schedule A.

“Contract” means each of the contracts, purchase orders and agreements (whether written or oral) to which the Company is a party or is legally bound.

“EBITDA” means the earnings of the Company (or following the Closing, the earnings of the business unit of Buyer in which the Business is operated) before interest, taxes, depreciation and amortization as determined in accordance with GAAP; provided, however, that for purposes of calculating the Contingent Consideration, any expense allocations of any kind from Buyer (including, but not limited to, administrative, management, overhead and systems integration expenses), in excess of the levels contemplated in the Company’s business plan and model upon which the Contingent Consideration EBITDA were determined shall be excluded.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or (e) Other Employee Benefit Obligation.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

“Employment Agreement” has the meaning set forth in Section 2.6(a)(v).

“Environmental Law” means any and all applicable international, federal, state, or local laws, statutes, ordinances, regulations, policies, guidance, rules, judgments, orders, court decisions or rule of common law, permits, restrictions and licenses, which (i) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or Release of a Hazardous Substance, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including without limitation protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect.

“Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Excess Accounts Payable” means that portion of the accounts payable of the Company that has been outstanding greater than 60 days as of the Closing Date.

“Exchange Act” Securities Exchange Act of 1934, as amended.

“Fiduciary” has the meaning set forth in Section 3(21) of ERISA.

“Financial Statements” has the meaning set forth in Section 3.4.

“First Contingent Installment” has the meaning set forth in Section A(i) of Schedule A.

“GAAP” means United States generally accepted accounting principles as in effect at the time in question.

“Gaming Laws” means any Law, permit, consent, registration, finding of suitability, approval, license or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated operations, sales or licensing of casino or gaming products or services of a person, including any applicable gaming Law and any federal or state Laws relating to currency transactions.

“Governmental Entity” has the meaning set forth in Section 3.6.

“Hazardous Substance” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” has the meaning set forth in Section 3.20.

“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

“Indemnified Party” has the meaning set forth in Section 8.3.

“Indemnifying Party” has the meaning set forth in Section 8.3.

“Intellectual Property” means all patents and patent applications; registered trademarks, service marks, trade names and applications therefor; domain names; trade secrets; and registered copyrights.

“Interim Balance Sheet” has the meaning set forth in Section 3.4.

“Interim Financial Statements” has the meaning set forth in Section 3.4.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company and issued by any Person other than the Company (other than trade receivables generated in the ordinary course of business of the Company).

“Knowledge” means with respect to the Company, the actual knowledge of Luciano, Roger Helwig, Alan Harlan, Craig Bullis or Lars Perry; and with respect to any other Person, the actual knowledge of such Person, and, if such Person is not a natural person, that of any of the current officers, directors, partners, members or managers of such Person.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any state, county, city or other political subdivision or of any Governmental Entity.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security agreement of any kind or nature whatsoever.

“Losses” has the meaning set forth in Section 8.1.

“Luciano” has the meaning set forth in the Preamble.

“Material Adverse Effect” means with respect to any Person, any event, circumstance or change that (i) materially adversely affects the ability of such Person and its Subsidiaries, taken as a whole, to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement or (ii) is materially adverse to the business, assets, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any material adverse impact to the business, assets, financial condition or results of operations of the Company resulting directly or indirectly from the execution of this Agreement and the public announcement thereof shall not constitute a Material Adverse Effect; and provided further, that the Company currently is operating at a deficit and the continued operation of the Company at a deficit shall not constitute a Material Adverse Effect.

“Material Contracts” has the meaning set forth in Section 3.12(a).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Closing Payment” has the meaning set forth in Section 2.3(a).

“Net Contingent Tax Payment” has the meaning set forth in Section C(a) of Schedule A.

“Non-Competition Agreement” has the meaning set forth in Section 2.6(a)(vi).

“Non-Mediation Date” has the meaning set forth in Section 12.15.

“NYSE” has the meaning set forth in Section 6.5.

“Objection Notice” has the meaning set forth in Section 2.7.

“Optionees” means those employees and consultants of the Company who will receive proceeds from the Closing Payment, the Contingent Consideration and the Bonus Consideration, in consideration for Optionees entering into the Stock Option Cancellation Agreements or the Warrant Cancellation Agreements, or both, as the case may be prior to the Closing.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Entity (in each such case whether preliminary or final).

“Other Employee Benefit Obligation” means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, officers, employees, or agents, including, without limitation, bonus, incentive compensation, stock option and severance plans, agreements and arrangements.

“Permitted Lien” means (a) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (b) any statutory Lien arising in the ordinary course of business by operation of Law with respect to any liability of the Company that is not yet due or delinquent, (c) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens could not reasonably be expected to have a Material Adverse Effect and (d) any Lien in favor of Buyer.

“Person” means any entity or natural person or any corporation, partnership, joint venture or other entity, whether or not a legal entity.

“Plan” has the meaning set forth in Section 3(3) of ERISA.

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and in Section 4975 of the Code.

“Purchase Price” has the meaning set forth in Section 2.1.

“Qualified Plan” means each Employee Benefit Plan which is intended to qualify under Section 401 of the Code.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Second Contingent Installment” has the meaning set forth in Section A(ii) of Schedule A.

“Second Contingent Installment Percentage” has the meaning set forth in Section A(ii) of Schedule A.

“Securities Act” has the meaning set forth in Section 3.3.

“Seller” has the meaning set forth in the Preamble.

“Seller Group” means Seller and Optionees.

“Seller’s Account” means a bank account designated by Seller at least two business days prior to the Closing to receive cash payments under this Agreement, which account may be changed by Seller from time to time after the Closing by written notice to Buyer.

“Shares” has the meaning set forth in the Recitals.

“Stock Option Cancellation Agreements” means those cancellation agreements entered into by the Company and the contingent optionholders listed on Schedule 3.3, which cancel all the equity interests granted under the Company’s Stock Compensation Plan, as amended.

“Subsidiary” of the Company, Buyer, Seller or any other Person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company, Buyer, Seller or any such other Person, as the case may be, (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the capital stock the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tax” or “Taxes” means any and all taxes imposed or required to be collected by any federal, state or local taxing authority in the United States, or by any other foreign taxing authority under any statute or regulation, including, without limitation, all income, sales and use, property, ad valorem, excise, payroll, and other taxes, all import and export taxes, duties and fees, and all interest, penalties and additions thereto.

“Tax Return” means a report, return or other information required to be supplied to a Governmental Entity with respect to or concerning Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company.

“Third Contingent Installment” has the meaning set forth in Section A(iii) of Schedule A.

“Third Contingent Installment Percentage” has the meaning set forth in Section A(iii) of Schedule A.

“Tranche 1 First Installment Bonus” has the meaning set forth in Section B(a)(i) of Schedule A.

“Tranche 2 First Installment Bonus” has the meaning set forth in Section B(b)(i) of Schedule A.

“Tranche 1 Second Installment Bonus” has the meaning set forth in Section B(b)(ii) of Schedule A.

“Tranche 1 Second Installment Bonus Percentage” has the meaning set forth in Section B(b)(ii) of Schedule A.

“Tranche 2 Second Installment Bonus” has the meaning set forth in Section B(b)(ii) of Schedule A.

“Tranche 2 Second Installment Bonus Percentage” has the meaning set forth in Section B(b)(ii) of Schedule A.

“Tranche 1 Third Installment Bonus” has the meaning set forth in Section B(a)(iii) of Schedule A.

“Tranche 1 Third Installment Bonus Percentage” has the meaning set forth in Section B(a)(iii) of Schedule A.

“Tranche 2 Third Installment Bonus” has the meaning set forth in Section B(b)(iii) of Schedule A.

“Tranche 2 Third Installment Bonus Percentage” has the meaning set forth in Section B(b)(iii) of Schedule A.

“Transaction” has the meaning set forth in Section 5.9.

“Transaction Agreements” means this Agreement, the Employment Agreement and the Non-Competition Agreement.

“Transferred Employees” has the meaning set forth in Section 6.6(a).

“Treasury Regulations” has the meaning set forth in Section 12.13.

“Warrant Cancellation Agreement” means that agreement between the Warrant Holders and the Company dated as of March 1, 2004, which cancels all equity interests in the Company granted to the Warrant Holders pursuant to the Contingent Warrant to Purchase Common Stock of Sierra Design Group agreement effective as of February 4, 2000.

 “Warrant Holders” means Robert Crowder and Loren Nelson who held contingent warrants in the Company pursuant to that certain Contingent Warrant to Purchase Common Stock of Sierra Design Group agreement between the Company and Accelerated Gaming, Inc. effective as of February 4, 2000.

“Warrant Holder Bonus Contingent Consideration Payment” means the payment by Buyer to Robert Crowder and Loren Nelson of one and one-half percent (1½ %) and one percent (1%), respectively, of each installment of the Bonus Contingent Consideration.

“Warrant Holder Closing Payment” means the payment by Buyer to Robert Crowder and Loren Nelson of one and one-half percent (1 ½%) and one percent (1%), respectively, of the Closing Payment.

“Warrant Holder Contingent Consideration Payment” means the payment by Buyer to Robert Crowder and Loren Nelson of one and one-half percent (1 ½%) and one percent (1%), respectively, of each installment of the Contingent Consideration.

“Warrant Holder Contingent Tax Payment” means the payment by Buyer to Robert Crowder and Loren Nelson of one and one-half percent (1 ½%) and one percent (1%), respectively, of the Contingent Tax Bonus.

ARTICLE II

PURCHASE AND SALE OF SHARES

Section 2.1                                   Sale of Shares; Purchase Price.  On the terms and subject to the conditions of this Agreement, at the Closing, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller all of the Shares.  The purchase price for the Shares (the “Purchase Price”) shall consist of the Base Purchase Price plus the Bonus Contingent Consideration.

Section 2.2                                   Base Purchase Price.  Buyer shall pay to Seller, as the base purchase price (the “Base Purchase Price”) for the Shares, an aggregate amount equal to:

(a)                                  $100 million; minus

(b)                                 The Closing Debt; minus

(c)                                  The Excess Accounts Payable (other than such Excess Accounts Payable, which are to be paid by Buyer pursuant to Section 12.1); minus

(d)                                 The amount of cash, if any, required to be paid by Buyer at the Closing to acquire all of the interests of holders of options and warrants to purchase shares of Common Stock that remain outstanding as of the Closing Date.

Section 2.3                                   Payment of the Base Purchase Price.  Buyer shall pay to the Seller Group the Base Purchase Price as follows:

(a)                                  At the Closing, Buyer shall pay to the Seller Group an amount equal to fifty percent (50%) of the Base Purchase Price (the “Closing Payment”) minus the Warrant Holder Closing Payment (the “Net Closing Payment”) as follows:

(i)                                     Sixty three and nine/tenths percent (63.90%) of the Net Closing Payment shall be paid in cash by wire transfer of immediately available funds to the Seller’s Account and to the Company Account, in such amounts or percentages as disclosed on Schedule 2.3(a)(i) (the “Closing Cash Payment”), and

(ii)                                  Thirty six and one/tenths percent (36.10%) of the Net Closing Payment (the “Closing Stock Payment”) shall be paid by delivering a number of Alliance Shares determined by dividing the dollar amount of such payment by $24.17 (the “Alliance Trading Price”) to such persons and in such amounts as disclosed on Schedule 2.3(a)(ii).  No fractional shares shall be issued and Alliance shall pay cash in lieu of any fractional shares to those persons disclosed on Schedule 2.3(a)(ii) who would have received fractional shares.

(iii)                               Buyer will hold back $829,671 of the Closing Cash Payment (the “Hold Back”).  The applicable amounts pursuant to the Hold Back shall be released to the Company Account and paid to such individual pursuant to the terms of the applicable Stock Option Cancellation Agreement, when such individual has executed and delivered to Buyer the applicable Stock Option Cancellation Agreement.  To the extent amounts of the Hold Back are outstanding and unpaid to certain individuals as a result of such individuals’ failure to execute and deliver their applicable Stock Option Cancellation Agreement, such amounts will be paid to the Seller Account between thirty days (30) and forty-five days (45) after the Closing Date.

(b)                                 At the Closing, Buyer shall pay to the Warrant Holders the Warrant Holder Closing Payment as follows:

(i)                                     Sixty percent (60%) cash, of which sixty percent (60%) shall be paid to Robert Crowder and forty percent (40%) shall be paid to Loren Nelson, by wire transfer of immediately available funds to such banking accounts as designated by the Warrant Holders a reasonable amount of time prior to the Closing, and

(ii)                                  Forty percent (40%) shall be paid by delivering a number of Alliance Shares determined by dividing the dollar amount of such payment by the Alliance Trading Price, of which sixty percent (60%) of such Alliance Shares shall be delivered to Robert Crowder and forty percent (40%) shall be delivered to Loren Nelson.  No fractional shares shall be issued and Alliance shall pay cash in lieu of any fractional shares.

(c)                                  Subsequent to the Closing Date, Buyer shall pay to the Seller Group and the Warrant Holders an amount equal to the remaining fifty percent (50%) of the Base Purchase Price (the “Contingent Consideration”) in installments as set forth in Section A of Schedule A attached hereto, with each installment payable as provided therein.  Additionally, Buyer shall pay to the Seller Group and the Warrant Holders an amount equal to the Contingent TaxBonus payable as provided in Section C of Schedule A.

Section 2.4                                   Bonus Consideration.  As additional consideration for the purchase of the Shares, the Seller Group and the Warrant Holders may be entitled to additional payments up to an aggregate of $50 million if the Company meets certain targets, as set forth in Section B of Schedule A attached hereto, as Tranche 1 and Tranche 2 payments (the “Bonus Contingent Consideration”).  Buyer shall pay to the Seller Group and the Warrant Holders the Bonus Contingent Consideration in installments as set forth in Section B of Schedule A attached hereto, with each installment payable as provided therein.

Section 2.5                                   Closing.  The closing of the purchase and sale of the Shares (the “Closing”) provided for in this Agreement will take place at the offices of Buyer, 6601 South Bermuda Road, Las Vegas, NV 89109, within two business days after the satisfaction or valid waiver of all of the conditions in Article VII hereof, or at such other time and place as the parties may agree (such time and date, the “Closing Date”).

Section 2.6                                   Closing Deliveries.

(a)                                  At the Closing, Seller will deliver, or cause to be delivered, to Buyer:

(i)                                     a certificate or certificates representing the Shares, duly endorsed for transfer to Buyer or Buyer’s designee;

(ii)                                  a good standing certificate for the Company from the Nevada Secretary of State;

(iii)                               any consents and approvals required for consummation of the transactions contemplated hereby by Seller and the Company as disclosed pursuant to Section 3.20;

(iv)                              an opinion from Lionel, Sawyer & Collins, counsel for Seller, relating to the Shares and the Transaction Agreements, dated as of the Closing Date, substantially in the form attached hereto as Exhibit C;

(v)                                 an employment agreement, substantially in the form attached hereto as Exhibit A (the “Employment Agreement”) executed by Luciano;

(vi)                              evidence reasonably acceptable to Buyer that the Shares have been released from all Liens other than Permitted Liens;

(vii)                           certificates substantially in the form attached hereto as Exhibit D-1 and Exhibit D-2, executed by the Company and Seller, respectively, representing and warranting to Buyer that (A) the representations and warranties of Seller and the Company contained in this Agreement were true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date hereof and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, result in a Material Adverse Effect and (B) that each of Seller’s and the Company’s covenants and obligations required to be complied with prior to Closing have been so complied with in all material respects; and

(viii)                        an indemnification agreement, substantially in the form attached hereto as Exhibit G (the “Indemnification Agreement”) executed by Seller, Luciano and Luciano’s spouse.

(b)                                 At the Closing, Buyer will deliver, or will cause to be delivered, to Seller:

(i)                                     the Closing Cash Payment by wire transfer to Seller’s Account;

(ii)                                  a certificate or certificates representing the Closing Stock Payment registered to Seller;

(iii)                               a good standing certificate for Buyer from the Nevada Secretary of State;

(iv)                              any consents and approvals required for consummation of the transactions contemplated hereby by Buyer as disclosed pursuant to Section 4.6;

(v)                                 an opinion from Jones Vargas, counsel for Buyer, relating to the issuance of the Alliance Shares to Seller, dated as of the Closing Date, substantially in form attached hereto as Exhibit E;

(vi)                              the Employment Agreement executed by Buyer and Luciano;

(vii)                           a certificate substantially in the form attached hereto as Exhibit F, executed by Buyer representing and warranting to Seller that (A) the representations and warranties of Buyer contained in this Agreement were true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date hereof and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, result in a Material Adverse Effect and (B) that each of Buyer’s covenants and obligations required to be complied with prior to Closing have been so complied with in all material respects;

(viii)                        such documents as Seller or its counsel may reasonably request evidencing the termination of any and all security interests and guarantees provided by Seller with regard to any debt owed by the Company to Buyer; and

(ix)                                the Indemnification Agreement executed by Buyer.

Section 2.7                                   Conduct of Business of the Company.  The parties hereto agree that it is in their mutual best interests to maximize the financial performance of the Company following the Closing in order that Seller shall have a fair and reasonable opportunity to earn the Contingent Consideration and the Bonus Contingent Consideration, recognizing that the Company will be operating as a business unit or Subsidiary of Buyer and will be subject to the usual and ordinary constraints of operating within a public company group, including, but not limited to, regulatory oversight, banking covenants and capital availability.  Seller agrees and acknowledges that Buyer shall not be required to invest capital in the Company if such investment does not allow Buyer to realize an adequate return on investment based on commercial reasonableness.

Within these constraints, Buyer agrees to use commercially reasonable efforts to: (a) expand and grow the Company’s business consistent with the Company’s business plan and model upon which the Contingent Consideration and Bonus Contingent Consideration were determined, (b) allow the Company to pursue all reasonable business opportunities consistent with the Company’s business plan and model upon which the Contingent Consideration and Bonus Contingent Consideration were determined and (c) provide to the Company commercially reasonable funding for research and development and product placements necessary to pursue reasonable corporate opportunities.  Without limiting the foregoing general principles with respect to management of the Company’s business between the Closing Date and June 30, 2007, Buyer shall not charge the Company a price for any products or services that is greater than the Company could obtain in a third party arm’s length transaction or above such levels as contemplated in the Company’s business plan and model upon which the Contingent Consideration and Bonus Contingent Consideration EBITDA and revenue were determined.

In the event that after the Closing the Business is operated by Buyer as a division or other business unit of Buyer or one of its Subsidiaries, Buyer shall maintain, or cause to be maintained, separate financial statements for such business unit generally consistent with the Financial Statements so that the parties hereto can determine whether the threshold requirements for earning the Contingent Consideration and the Bonus Contingent Consideration have been met.  If Buyer takes any action after the Closing with respect to the Company that has the effect of assigning the assets of the Company to a Subsidiary of Buyer and such assignment directly or indirectly results in the termination or modification of any contracts of the Company, or the incurrence of any fees or charges, that adversely affects the ability of Seller to earn the Contingent Consideration or the Bonus Consideration, then the EBITDA and revenue thresholds set forth in Sections 2.3 and 2.4 hereof shall be adjusted accordingly to account for the adverse economic impact resulting from such assignment of assets.  Should such an assignment of assets occur, Seller and Buyer will work together in good faith to agree on the amount of the adjustments to EBITDA or revenue to appropriately reflect the amount of the adverse economic impact.

In the event that during the period beginning with the Closing Date and ending on June 30, 2007, Buyer takes any action with regards to the Company that, in Seller’s good faith reasonable judgment and subject to the above parameters, has the effect of preventing Seller from earning the Contingent Consideration or the Bonus Contingent Consideration, then Seller may deliver to Buyer a notice (an “Objection Notice”) that states in reasonable detail how Buyer has prevented the Company from achieving the financial objectives necessary for payment to Seller of the Contingent Consideration or the Bonus Contingent Consideration and quantifies the effect of such action on the Company’s revenue and/or EBITDA for the applicable time period.  Within ten (10) business days after Buyer receives such Objection Notice, Seller and a representative of each of Buyer and the Company shall meet together to negotiate in good faith in order to resolve the matters identified in such Objection Notice.  If the parties are unable to resolve all such matters within thirty (30) business days of Buyer’s receipt of the original Objection Notice, then such matter shall be resolved in accordance with the procedures set forth in Section 12.15.  In the event of arbitration, the arbitrators shall be authorized to (a) determine whether or not Buyer has taken any action inconsistent with the above parameters that has the effect of preventing Seller from earning any portion of the Contingent Consideration or the Bonus Contingent Consideration; and (b) if they find Buyer is responsible for such prevention, then the arbitrators may further (i) determine the adverse impact of such action on the Seller’s ability to earn all or any portions of the Contingent Consideration or the Bonus Contingent Consideration or (ii) find that the applicable revenue and/or EBITDA requirement would have been met and direct Buyer to pay to Seller the applicable portion of the Contingent Consideration or the Bonus Contingent Consideration as if the applicable revenue and/or EBITDA requirements had been achieved.  In any event, in their discretion, the arbitrators may, but shall not be required to, award attorneys fees and costs to the prevailing party.

Section 2.8                                   Change in Structure.  The parties hereto are considering whether to revise the structure of the transactions contemplated hereunder to provide for a significant benefit to be made available to the employees of the Company.  Buyer agrees that it will reasonably consider any proposals made by Seller in this regard and the parties hereto agree that any changes to the structure proposed by Seller must be acceptable to Buyer and not adversely effect the economic impact on Buyer and its stockholders of the transactions contemplated hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

For purposes of this Article III, any reference to the Company shall include the Company and each of its Subsidiaries.  Seller and the Company, jointly and severally, hereby represent and warrant to Buyer that:

Section 3.1                                   Corporate Existence.  Schedule 3.1 contains a true and complete list of (i) each Subsidiary of the Company, (ii) the jurisdiction of incorporation of the Company and each such Subsidiary, (iii) and each jurisdiction in which the Company or any of its Subsidiaries is registered or qualified to do business.  The Company and each of its Subsidiaries is an entity duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is being conducted.  Except as otherwise disclosed on Schedule 3.1, the Company and each of its Subsidiaries is registered or qualified to do business and is in good standing in each other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on the Company.  All of the outstanding capital stock of the Company’s subsidiaries (other than director’s qualifying shares in the case of foreign subsidiaries) is owned by the Company, or one of its Subsidiaries, directly or indirectly, free and clear of any material Lien or any other material limitation or restriction (including any restriction on the right to vote or sell the same except as may be provided as a matter of law) and except for any Liens which are incurred in the ordinary course of business.  The Company does not have and has never had any Subsidiaries or Affiliate companies other than those entities listed on Schedule 3.1.

Section 3.2                                   Authority of Seller and the Company; No Breach.  Except as otherwise disclosed on Schedule 3.2,

(a)                                  Seller has all requisite trust power and authority, and Luciano has the absolute and unrestricted right, power and capacity, to execute and deliver this Agreement and the other Transaction Agreements to which either of them is a party, as the case may be, to perform its, or his, as the case may be, obligations hereunder and thereunder, and to consummate the transactions contemplated by the Agreement to be consummated by Seller or by Luciano, as the case may be.  This Agreement and the other Transaction Agreements have been validly executed and delivered by Seller and Luciano and constitute the legal, valid, and binding obligation of each of them, enforceable against each of them in accordance with their terms, except as enforcement may be limited by bankruptcy and similar laws affecting the enforcement of creditors’ rights generally.

(b)                                 The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by the Agreement to be consummated by the Company.  The execution and delivery of this Agreement and the other Transaction Agreements by the Company and the consummation by the Company of the transactions contemplated hereby to be consummated by the Company have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement and the other Transaction Agreements have been duly authorized and validly executed and delivered by the Company and constitute a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy and similar laws affecting the enforcement of creditors’ rights generally.

(c)                                  The execution, delivery and performance of this Agreement or any of the other Transaction Agreements to which it is a party by the Company or Seller and the consummation by the Company or Seller of the transactions contemplated hereby or thereby will not (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of the Company, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) or, except as set forth in Schedule 3.20, require the consent of the other party(ies) thereto under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement of any other type or description or other instrument or obligation to which the Company or Seller is a party or by which any of them or any of its properties or assets may be bound or (iii) assuming that all consents, approvals, authorizations and permits required by any Gaming Law have been obtained and all filings and notifications described in Section 3.20 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company, except as to (ii) and (iii) where any such conflicts, violations, breaches, defaults or other occurrences would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.3                                   Capitalization; Ownership of the Shares.  The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.0001 per share (the “Common Stock”), 20,000,000 of which have been issued and are outstanding.  Other than the Shares or as otherwise disclosed on Schedule 3.3, there are no equity or other ownership interests or securities of the Company issued and outstanding.  Seller is and will be on the Closing Date the sole record and beneficial owner and holder of the Shares, free and clear of any Liens, including any community property or similar such claims, except for the lien securing the $22,000,000 loan made by Buyer to the Company on October 31, 2003, if and when approved and when made effective under applicable Gaming Laws.  All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable.  Except as otherwise disclosed on Schedule 3.3, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company.  None of the Shares were issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other legal requirement.  The Company does not own or have a Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.4                                   Financial Statements.  Schedule 3.4 sets forth a true and complete copy of the following:

(i)  an audited balance sheet of the Company and its Subsidiaries as of March 31, 2002 and an unaudited balance sheet of the Company and its Subsidiaries as of March 31, 2003:

(ii)  an audited statement of operations, cash flows, and changes in stockholders investment for the one year period ended March 31, 2002 and an unaudited statement of operations, cash flows, and changes in stockholders investment for the one year period ended March 31, 2003;

(iii)  an unaudited balance sheet of the Company and its Subsidiaries as of September 30, 2003 (the “Interim Balance Sheet”);

(iv)  unaudited statements of operations, cash flows and changes in stockholders investment for the six months ended September 30, 2003 (together with the Interim Balance Sheet, the “Interim Financial Statements”).

The financial statements described in the foregoing clauses (i) through (iv) are collectively referred to herein as the “Financial Statements.”  The Financial Statements were prepared in accordance with GAAP, consistently applied and present fairly the consolidated financial position and results of operations and cash flows of the Company and its Subsidiaries as of the dates thereof and for the periods covered thereby, except for the absence of footnotes required by GAAP in connection with the Interim Financial Statements and the unaudited balance sheet as of March 31, 2003 and the unaudited statement of operations, cash flows and changes in stockholders investment for the period ended March 31, 2003 described in the foregoing clauses (i) and (ii).

The 2003 Audited Financial Statements to be delivered pursuant to Section 5.4(a) hereof, will not materially deviate from the financial statements described in the foregoing clauses (i) or (ii) above and the parties agree that a deviation of up to an approximate two million dollar ($2,000,000) reduction in income before taxes and a one million three hundred thousand dollar ($1,300,000) reduction to net income with no change to revenue is not a material deviation.

Section 3.5                                   Books and Records.  The accounting books and records, minute books, and stock record books of the Company, all of which have been made available to Buyer, are true and complete in all material respects.  At the Closing, all such books and records will be in the possession of the Company.

Section 3.6                                   Licenses and Permits.  Except as otherwise disclosed on Schedule 3.6, the Company and each director, officer and Person performing management functions similar to officers, has received and holds all permits, registrations, licenses, franchises, certifications and other approvals and authorizations required from any Person, court or tribunal, or administrative, governmental or regulatory body, agency or authority, including any gaming authority (each, a “Governmental Entity”), including all authorizations under Gaming Laws applicable to the Company, including but not limited to all authorizations required under the Gaming Laws applicable to the Company in order for the Company to conduct and operate its business as it is currently being conducted or operated, and to permit the Company to own or use its assets in the manner in which such assets are owned or used.  All such approvals and authorizations are valid, and in full force and effect.  Except as otherwise disclosed on Schedule 3.6, no event has occurred which permits, or upon the giving of notice or the passage of time or both would permit revocation, non-renewal, modification, suspension, limitation or termination of any such approval or authorization that currently is in effect.  The Company, and each director, officer and Person performing management functions similar to officers, is in compliance with the terms of such approvals and authorizations.

Section 3.7                                   Real Property.

(a)                                  The Company does not own, and has not previously owned, any real property.  Schedule 3.7(a) sets forth a true and complete list of (i) all real property currently leased or subleased by the Company, (ii) the name of the lessor (or sublessor) and (iii) the date of the lease and each amendment thereto.  All such current leases or subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or, by the other party to such lease or sublease, except where the default or event of default could not reasonably be expected to have a Material Adverse Effect on the Company.  Complete and correct copies of such leases have been delivered to Buyer.

(b)                                 The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its properties and assets, intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Financial Statements and except for Liens for Taxes not yet due and payable and such imperfections of title, if any, that do not materially interfere with the present value of the subject property.

Section 3.8                                   Tangible Personal Property.  The Company is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in the Business.  Except as otherwise disclosed on Schedule 3.8, all such tangible personal property is free and clear of all Liens, except for Permitted Liens.

Section 3.9                                   Intellectual Property Rights.  Schedule 3.9 contains a true and complete list of all the Intellectual Property currently used in the Business, except for commercially available third party software.  Except as set forth in Schedule 3.9, the Company owns all right, title and interest in or has rights under Contract to use such Intellectual Property.  Except as otherwise disclosed on Schedule 3.9, to the Knowledge of the Company: (i) the Company has timely maintained all registrations and filed all applications with the applicable Governmental Entity in respect of the Intellectual Property owned by the Company and disclosed in Schedule 3.9; (ii) the Company is the sole owner of all right, title, and interest in the Company-owned Intellectual Property disclosed in Schedule 3.9, free and clear of any and all liens, encumbrances or other adverse ownership claims and; (iii) the Company is not in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any Contract to use the Intellectual Property disclosed in Schedule 3.9; (iv) except as disclosed on Schedule 3.9, the Company has not received notice that it is infringing, misappropriating, or diluting any

Intellectual Property of any other Person, no claim is pending to such effect and none of the products, services, or operations of the Company is infringing, misappropriating, or diluting any Intellectual Property of any other Person; (v) all commercially reasonable steps, consistent with applicable industry standards, have been taken to protect the Company-owned Intellectual Property disclosed in Schedule 3.9 and to maintain the confidentiality of all of the Company-owned trade secrets; (vi) the Company has not received any notice or claim challenging the Company’s ownership of the Company-owned Intellectual Property disclosed in Schedule 3.9, nor is there a reasonable basis for any such claim; and (vii) the Intellectual Property disclosed in Schedule 3.9 constitutes all the Intellectual Property rights necessary for the conduct of the Company’s business as currently conducted.

Section 3.10                            Labor and Employment Agreements.  Except as otherwise disclosed on Schedule 3.10:

(a)                                  The Company is not a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees of the Company.  There has not occurred, nor has there been threatened, any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity.  There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or threatened.

(b)                                 The Company has no Contracts with employees or consultants, nor any severance programs or policies or any other arrangements providing for the payment of, or the acceleration of payment of, compensation or other benefits upon termination of employment or a Change of Control.

Section 3.11                            Employee Benefit Plans and Arrangements; ERISA.  Schedule 3.11 sets forth a true and complete list of each Employee Benefit Plan that the Company maintains or to which the Company contributes or has any obligation to contribute, and except as otherwise disclosed on Schedule 3.11:

(a)                                  Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements under ERISA, the Code, COBRA and other applicable Laws.

(b)                                 All contributions for any period ending on or before the Closing Date which are not yet due have been paid to each Employee Pension Benefit Plan or have been accrued by the Company in accordance with its past custom and practice.  All premiums or other payments for all periods ending on or before the Closing Date have been paid by the Company with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

(c)                                  Each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than a nonqualified deferred compensation plan) meets the requirements of a Qualified Plan, and is subject to a favorable determination letter from the IRS that it is a Qualified Plan, and none of Seller or Company is aware of any facts or circumstances that could result in the revocation of such determination letter.

(d)                                 With respect to each Employee Benefit Plan that the Company maintains or has maintained or to which the Company contributes, has contributed, or has been required to contribute, there have been no Prohibited Transactions with respect to any such Employee Benefit Plan.  No Fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan.  No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan is pending or threatened.

(e)                                  The Company does not contribute to, has not contributed to, and has not been required to contribute to, any Plan subject to Title IV of ERISA or any Multiemployer Plan, and does not have any liability (including withdrawal liability as defined in Section 4201 of ERISA) under any such Multiemployer Plan.

(f)                                    The Company does not maintain nor has maintained or contributes, has contributed, nor has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

Section 3.12                            Material Contracts and Relationships.

(a)                                  Schedule 3.12(a) sets forth a true and complete list of the following agreements to which the Company is a party or by which it is bound (all agreements set forth in Schedule 3.12(a) are collectively referred herein to as the “Material Contracts”):

(i)                                     All leases of capital equipment with monthly payments in excess of $10,000 in the aggregate during the calendar year ended December 31, 2002;

(ii)                                  All credit and loan Contracts, promissory notes, guarantees, letters of credit, and other obligations in respect of borrowed money or financial instruments in excess of $25,000;

(iii)                               All material strategic or other partnership, joint venture, shareholders’ or other similar Contracts with any Person;

(iv)                              All employment, consulting and similar employment Contracts;

(v)                                 All Contracts not in the ordinary course of business in excess of $50,000;

(vi)                              All sales representative, distributor and similar Contracts;

(vii)                           All Contracts that restrict or limit the Company’s freedom, presently or in the future, to operate its Business, compete, or to sell products or services;

(viii)                        All Contracts (not otherwise listed in a specific clause of this Section 3.12(a)) to which the Company is a party or is bound that relate to the Business and provide for annual payments by or to the Company in excess of $50,000, including purchase orders or other Contracts or arrangements with customers and suppliers; and

(ix)                                All other Contracts to which the Company is a party or by which it is bound and that are or may be material to the assets, liabilities (whether absolute, accrued, contingent or otherwise), financial or other condition, results of operations, business or prospects of the Company.

(b)                                 All of the Material Contracts are in full force and effect, are valid and binding and are enforceable by the Company in accordance with their terms, except as enforcement may be limited by bankruptcy and similar laws affecting the enforcement of creditors’ rights generally.  Except as otherwise disclosed on Schedule 3.12(b), there are no liabilities of any party to any Material Contract arising from any breach or default of any provision thereof and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a breach or default by the Company thereto, except where such breach or default could not reasonably be expected to cause a Material Adverse Effect on the Company.

Section 3.13                            Transactions with Affiliates.  Except as otherwise disclosed on Schedule 3.13:  (a) there is no Indebtedness between the Company, on the one hand, and Seller, any officer, director or Affiliate (other than the Company) of Seller, on the other, (b) the Company does not provide or cause to be provided any assets, services or facilities to Seller, or any such officer, director or Affiliate, (c) Seller, or any such officer, director or Affiliate does not provide or cause to be provided any assets, services or facilities to the Company, and (d) the Company does not beneficially own, directly or indirectly, any Investment Assets issued by Seller, or any such officer, director or Affiliate.

Section 3.14                            Compliance with Laws.  Since January 1, 2001, the Company and its Subsidiaries have conducted and currently are conducting their business and operations in compliance in all respects with all Laws applicable to the Company, except where such breach or default could not reasonably be expected to cause a Material Adverse Effect on the Company.

Section 3.15                            Litigation.  Except as otherwise disclosed on Schedule 3.15, there is no legal, administrative, arbitration, investigation or other proceeding pending, or to the Knowledge of the Company threatened, against or affecting the Company or any of its assets.

Section 3.16                            Taxes.  Except as otherwise disclosed on Schedule 3.16:

(a)                                  The Company has timely filed all Tax Returns and reports required to have been filed by it for all taxable periods ending on or prior to the date hereof and has paid all Taxes shown as due thereon except as disclosed on the Financial Statements.  The Taxes due and payable as of September 30, 2003 are reflected in the Interim Financial Statements.  The Company has filed Tax Returns and reports in all jurisdictions where such Tax Returns and reports are required to be filed and all Tax Returns and reports filed are true and complete in all material respects and reflect all liability for Taxes for the periods covered thereby;

(b)                                 The Company has not received written notice that the IRS or any other taxing authority has asserted against it any deficiency or claim for additional Taxes in connection therewith;

(c)                                  All Tax deficiencies asserted or assessed against the Company have been paid or finally settled and no issue has been raised by the IRS or any other taxing authority in any examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined.  Further, to the Knowledge of the Company, no state of facts exists which would constitute grounds for the assessment of any liability for Taxes with respect to periods which have not been examined by the IRS or any other taxing authority;

(d)                                 There is no pending or, to the Knowledge of the Company, threatened action, audit, proceeding, or investigation by any taxing authority with respect to the assessment or collection of Taxes of the Company;

(e)                                  All amounts that are required to be collected or withheld by the Company have been duly collected or withheld and all such amounts that are due and required to be remitted to any taxing authority have been duly remitted except as disclosed on the Financial Statements;

(f)                                    All estimated Tax payments have been made in full in accordance with all applicable IRS and Nevada regulations since March 31, 2003;

(g)                                 The Company has not waived any statute of limitations with respect to the assessment of any Tax; and

(h)                                 There are no existing Liens (except for Permitted Liens) for Taxes due and payable upon any assets of the Company.

Section 3.17                            Insurance.  Schedule 3.17 contains a true and complete list of all insurance policies owned or held by the Company or its Affiliates on behalf of the Company as of the date hereof.  Except as otherwise disclosed on Schedule 3.17, no notice or other communication has been received by the Company since January 1, 2002 from any insurance company canceling or materially amending or materially increasing the annual or other premiums payable under any of its insurance policies, and, to the Knowledge of the Company, no such cancellation, amendment or increase in the premiums is threatened.

Section 3.18                            Environmental Matters.  Except as otherwise disclosed on Schedule 3.18:

(a)                                  The Company is now and always has been in material compliance with all Environmental Laws;

(b)                                 The Company has all the Environmental Permits necessary for the conduct and operation of the business as now being conducted, and all such permits are in good standing;

(c)                                  There is not now and has not been any Hazardous Substance used, generated, treated, stored, transported, disposed of, released, handled or otherwise existing on, under, about, or emanating from or to, any Company owned, leased or operated property associated with the business except in full compliance with applicable Environmental Law;

(d)                                 The Company has not received written notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any Release or threatened Release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law, nor is the Company aware of any information which might form the basis of any such notice or any claim; and

(e)                                  There is no site to which the Company has transported or arranged for the transport of Hazardous Substances which may become the subject of any environmental action.

Section 3.19                            Brokerage Fees.  Except as otherwise disclosed on Schedule 3.19, no Person is entitled to any brokerage or finder’s fee or other commission from Seller or the Company in respect of this Agreement or the transactions contemplated hereby.

Section 3.20                            Consents and Approvals.  Except for approvals pursuant to the Gaming Laws and for antitrust regulatory filings (including, without limitation, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”)), and the expiration or termination of any applicable waiting period thereunder, and as otherwise set forth on Schedule 3.20, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party, are necessary in connection with the execution and delivery by the Company or Seller of this Agreement and the consummation by the Company and Seller of the transactions contemplated hereby and compliance by the Company and Seller with any of the provisions hereof.

Section 3.21                            Absence of Certain Changes.  Except as specifically contemplated by, or as disclosed in, this Agreement or otherwise disclosed on Schedule 3.21, since March 31, 2003 there has not occurred any alteration in the manner of keeping the books, accounts or records of the Company, or in the accounting principles, policies or procedures therein reflected and since September 30, 2003 there has not occurred:

(a)                                  Any Material Adverse Effect on the Company not reflected in the Financial Statements;

(b)                                 Any amendment or modification of any Material Contract, or any termination of any Contract that would have been a Material Contract were such Contract in existence on the date hereof;

(c)                                  Any transaction by the Company, not in the ordinary course of business, including, without limitation, any purchase or sale of any assets in excess of $50,000 individually, or $250,000 in the aggregate;

(d)                                 Any increase in salary, bonuses, benefit plans, sick pay, vacation pay, perquisites or other compensation of any employee, contractor or agent of the Company; and

(e)                                  Any material damage or destruction to, or loss of, any assets or property owned, leased or used by the Company (whether or not covered by insurance).

Section 3.22                            Bank Accounts.  Schedule 3.22 contains a true and complete list of all deposit and disbursement accounts maintained by the Company with any bank, brokerage house or other financial institution, including for each such account the name and address of the financial institution, the name and telephone number of the principal contact person at such institution, the nature of the account, the account number, the name of the account holder, the names of each person with authority to draw on such account or to have access to such account, or to change the persons authorized to draw on the account.

Section 3.23                            Securities Act Representations.

(a)                                  Seller is acquiring the Alliance Shares under this Agreement for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act.  Seller has no present intention of selling, granting any participation in, or otherwise distributing any of the shares of Alliance Shares otherwise than pursuant to an effective registration statement under the Securities Act or in a transaction exempt from the registration requirements under the Securities Act and applicable state securities laws.  Seller has no contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Alliance Shares.

(b)                                 Seller and the Company acknowledge receipt of (a) the Annual Report on Form 10-K of Buyer for its fiscal year ended June 30, 2003, (b) the Quarterly Report on Form 10-Q of Buyer for the quarter ended June 30, 2003, (c) the Proxy Statement for the Annual Meeting of Buyer to be held on December 10, 2003 and (d) any current reports on Form 8-K of Buyer filed with the Securities and Exchange Commission since June 30, 2003.

Section 3.24                            Certain Business Practices.  Neither Seller nor the Company, or any directors, officers, agents or employees of the Company, or any Affiliate of Seller has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

Section 3.25                            Complete Disclosure.  None of the representations or warranties of Seller or the Company contained herein and none of the information contained in the Schedules attached hereto, as amended and restated in their entirety, regarding Seller or the Company when taken as a whole, contains, or on the Closing Date will contain, any untrue statement of a material fact.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that:

Section 4.1                                   Corporate Existence.  Exhibit 21 of Buyer’s Form 10-K for its fiscal year ended June 30, 2003 contains a true and complete list of each Subsidiary of Buyer.  Buyer and each of its Subsidiaries is an entity duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is being conducted.  Buyer and each of its Subsidiaries is registered or qualified to do business and is in good standing in each other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Buyer.

Section 4.2                                   Authority of Buyer; No Breach.

(a)                                  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby to be consummated by Buyer.  The execution and delivery of this Agreement and the other Transaction Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby to be consummated by Buyer, have been duly and validly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer and no stockholder votes are necessary to authorize this Agreement or the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.  This Agreement and the other Transaction Agreements have been duly authorized and validly executed and delivered by Buyer and constitute a legal, valid and binding obligation of Buyer, enforceable against it in accordance with their terms, except as enforcement may be limited by bankruptcy and similar laws affecting the enforcement of creditors’ rights generally.

(b)                                 The execution, delivery and performance of this Agreement or any of the other Transaction Agreements to which it is a party by Buyer and the consummation by Buyer of the transactions contemplated hereby or thereby will not (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Buyer, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) or, except as set forth in Schedule 4.6, require the consent of the other party(ies) thereto under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement of any other type or description or other instrument or obligation to which Buyer is a party or by which any of them or any of its properties or assets may be bound or (iii) assuming that all consents, approvals, authorizations and permits required by any Gaming Law have been obtained and all filings and notifications described in Section 4.6 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Buyer, except as to (ii) and (iii) where any such conflicts, violations, breaches, defaults or other occurrences would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.3                                   Capitalization.  The authorized capital stock of Buyer consists solely of (i) 100,000,000 Alliance Shares and (ii) 10,000,000 shares of Special Stock, $100 liquidation value per share.  As of September 30, 2003, of Buyer’s authorized shares, (A) 50,115,000

Alliance Shares were issued, (B) 120 shares of Buyer’s Special Stock were issued, and (C) 513,000 Alliance Shares were held as treasury shares.  As of September 30, 2003,  5,762,000 Alliance Shares were reserved for issuance upon exercise of outstanding options to acquire Alliance Shares (whether vested or unvested), pursuant to warrants, rights or other securities convertible into or exchangeable or exercisable for Alliance Shares.  All of the issued and outstanding shares of Buyer’s capital stock have been duly authorized and, when issued pursuant hereto, will be validly issued, fully paid and nonassessable.  The Alliance Shares to be issued hereunder have been duly authorized and validly reserved for issuance, and, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non assessable and free of preemptive rights, and free and clear of all Liens (other than any placed thereon by any stockholder of the Company) and free of any restriction on transfer, other than restrictions on transfer under applicable federal and state securities laws.  Except as disclosed in the Buyer SEC Reports (as defined below), and pursuant to the terms of this Agreement, there is no commitment by Buyer to register with the SEC any shares of its capital stock, and Buyer is not bound by any outstanding subscriptions, options, warrants, calls, commitments, or other agreements of any character calling for the purchase or issuance of any shares of Buyer capital stock or any other equity securities of Buyer representing the right to purchase or otherwise receive any shares of Buyer capital stock.

Section 4.4                                   SEC Reports and Financial Statements.

(a)                                  Buyer has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by it with the SEC since June 30, 2003 (as amended since the time of their filing and prior to the date hereof, collectively, the “Buyer SEC Reports”).  As of their respective dates, the Buyer SEC Reports complied in all material respects with the requirements of the Exchange Act or the Securities Act as applicable, as the case may be, to such Buyer SEC Reports, and none of the Buyer SEC Reports contained, at the time they were filed or at the time they became effective, as the case may be, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)                                 The consolidated financial statements (including any related notes) included in the Buyer SEC Reports (the “Buyer Financial Statements”) fairly present in all material respects the consolidated financial position, statements of operations, cash flows and changes in stockholders’ investment of Buyer for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto, and provided that unaudited interim financial statements may not contain footnotes and may be subject to normal year-end audit adjustments.  Except as fully reflected or reserved against in the Buyer Financial Statements included in Buyer’s Quarterly Report on Form 10-Q for the period ended September 30, 2003 through the date hereof, Buyer has not incurred any liabilities or obligations of any nature whatsoever (absolute, accrued, fixed, contingent or otherwise), other than liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2003 and which have not had and would not reasonably be expected to have a Material Adverse Effect on Buyer.  The books and records of Buyer have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.

Section 4.5                                   Brokerage Fees.  Except for the fees payable to Kirkland Investors LLC in connection with the transactions contemplated by this Agreement, no Person is entitled to any brokerage or finder’s fee or other commission from Buyer in respect of this Agreement or the transactions contemplated by this Agreement.

Section 4.6                                   Consents and Approvals.  Except for approvals pursuant to the Gaming Laws and for antitrust regulatory filings (including, without limitation, under the HSR Act), and the expiration or termination of any applicable waiting period thereunder, and no consents or approvals of or filings or registrations with any Governmental Entity, or of or with any third party, are necessary in connection with the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby and compliance by Buyer with any of the provisions hereof.

Section 4.7                                   Available Funds.  Buyer has adequate cash funds to pay the Closing Cash Payment as provided in Section 2.3 and will have such cash funds on the Closing Date.

Section 4.8                                   Absence of Material Adverse Effect.  Since September 30, 2003 there has not occurred any Material Adverse Effect on Buyer.

Section 4.9                                   Certain Business Practices. Neither Buyer nor any directors, officers, agents or employees of Buyer, or any Affiliate of Buyer has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

Section 4.10                            Licenses and Permits.  Buyer and each director, officer and Person performing management functions similar to officers, has received and holds all permits, registrations, licenses, franchises, certifications and other approvals and authorizations required from any Governmental Entity, including all authorizations under Gaming Laws applicable to Buyer, including but not limited to all authorizations required under the Gaming Laws applicable to Buyer in order for Buyer to conduct and operate its business as it is currently being conducted or operated, and to permit Buyer to own or use its assets in the manner in which such assets are owned or used.  All such approvals and authorizations are valid, and in full force and effect.  No event has occurred which permits, or upon the giving of notice or the passage of time or both would permit revocation, non-renewal, modification, suspension, limitation or termination of any such approval or authorization that currently is in effect.  Buyer, and each director, officer and Person performing management functions similar to officers, is in compliance with the terms of such approvals and authorizations.

Section 4.11                            Disclosure.  None of the representations or warranties of Buyer contained herein and none of the information contained in the Schedules hereto relating to Buyer when taken as a whole, contains, or on the Closing Date will contain, any untrue statement of a material fact.

ARTICLE V

COVENANTS OF SELLER AND THE COMPANY

Section 5.1                                   Regulatory and Other Approvals.  Seller will, and will cause the Company to, as promptly as practicable after the date hereof (a) take all reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to any Governmental Entity or other Person required in order to permit Seller or the Company to consummate the transactions contemplated hereby (including but not limited to all authorizations under the Gaming Laws applicable to Seller), (b) if Buyer requests that the Company surrender any gaming licenses at the Closing, use commercially reasonable efforts to seek any required consents to the assignment of the Company’s assets to a Subsidiary of Buyer immediately following the Closing and (c) provide such other information and communications to such Governmental Entity as such Governmental Entity may reasonably request in connection therewith.

Section 5.2                                   HSR Filings.  In addition to and not in limitation of Seller’s covenants contained in Section 5.1, Seller will (a) as promptly as practicable after the date hereof take all actions necessary to make the filings required of Seller or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Seller or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) cooperate with Buyer in connection with Buyer’s filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated hereby commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

Section 5.3                                   Conduct of Business.  Seller will cause the Company to conduct business only in the ordinary course consistent with past practice.  Without limiting the generality of the foregoing, Seller will cause the Company to use its commercially reasonable efforts, to:

(a)                                  preserve intact the present business organization and reputation of the Company in all material respects;

(b)                                 keep available (subject to dismissals, resignations and retirements in the ordinary course of business) the services of its employees;

(c)                                  maintain the assets of the Company in good working order and condition, ordinary wear and tear excepted;

(d)                                 take all actions necessary to maintain and preserve the Intellectual Property that is either owned by the Company or used by the Company;

(e)                                  maintain the good will of customers, suppliers, strategic partners, licensees and lenders and other Persons with whom the Company otherwise has significant business relationships;

(f)                                    make necessary capital expenditures in the ordinary course of business; and

(g)                                 diligently pursue all licenses and permits required for the operation of the Business.

Section 5.4                                   Financial Statements and Reports.

(a)                                  The Company will deliver the audited balance sheet of the Company and its Subsidiaries as of March 31, 2003, and the audited statement of operations, cash flows and changes in stockholders investment for the one year period ended March 31, 2003 at the Closing (the “2003 Audited Financial Statements”).

(b)                                 As promptly as practicable and in any event no later than thirty days after the end of each month ending after the date hereof and before the Closing Date, the Company will deliver to Buyer true and complete copies of the unaudited balance sheet, and the related unaudited statements of operations of the Company, in each case as of and for each such month and the portion of the fiscal year then ended, as the case may be.

(c)                                  As promptly as practicable and in any event no later than sixty days after the end of any fiscal year occurring prior to the Closing Date, the Company will deliver to Buyer true and complete copies of the audited balance sheet and the related audited statement of operations, cash flows and changes in stockholders investment of the Company, in each case as of and for the fiscal year then ended.

Section 5.5                                   Fulfillment of Conditions.  Subject to compliance with applicable Law (including, without limitation, Gaming Laws), each of Seller and the Company will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Buyer contained in this Agreement and will not, and will not permit either Seller or the Company to, take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

Section 5.6                                   Control of the Company’s Operations.  Nothing contained in this Agreement shall give to Buyer, directly or indirectly, any right to control or direct the Company’s operations prior to the Closing Date.  Prior to the Closing Date, Seller shall exercise complete control and supervision of the Company consistent with the terms and conditions of this Agreement.

Section 5.7                                   Insurance and Insurance Benefits.  If, during the period from the date of this Agreement to the Closing Date: (i) any of the Company’s assets are damaged by fire or other casualty, and (ii) such damage or other casualty is material, then Seller will reasonably repair such damage or replace such assets in the ordinary course of business, and if such repair or replacement has not been completed as of the Closing Date, then Buyer will be entitled to receive the insurance proceeds, if any, arising out of such damage or other casualty, including the benefits of business interruption coverage, as provided above.  If, in the circumstances described in the preceding sentence, the insurance proceeds, if any, arising from such damage or other casualty are not sufficient to repair such damage or replace the assets, Buyer shall receive at Closing a credit against the Purchase Price equal to the estimated cost of repairing such damage or replacing such assets in excess of the insurance proceeds paid to Buyer, as such amount shall be determined by a qualified independent third party selected by Buyer, the Company and Seller.  Subsequent to the Closing Date, neither the Company nor Seller will settle any claim for damage or loss to any of the Company’s assets with any insurer without the prior written consent of Buyer to the extent Buyer is entitled to receive the insurance proceeds as provided above, which written consent shall not be unreasonably withheld.  This Section 5.7 shall not apply to insurance proceeds from insurance policies relating to collateral held by Persons other than Buyer.

Section 5.8                                   Restrictions.  Except as specifically contemplated by, or as disclosed in, this Agreement or otherwise disclosed on Schedule 5.8, Seller will cause the Company to refrain from:

(a)                                  amending its Articles of Incorporation or By-Laws (or other comparable corporate charter documents) in any material respect or taking any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution of any such corporation;

(b)                                 other than in the ordinary course of business, acquiring or disposing of, or incurring any Lien (other than a Permitted Lien) on, any assets of the Company, other than in the ordinary course of business;

(c)                                  other than in the ordinary course of business, entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to any Material Contract or license other than as required by Law;

(d)                                 other than in the ordinary course of business, selling, transferring, licensing, abandoning, letting lapse, disclosing, misusing, misappropriating, diminishing, destroying or otherwise disposing of or encumbering the Intellectual Property in any manner or assert or threaten to assert any rights with respect to the Intellectual Property against any third party;

(e)                                  other than in the ordinary course of business, entering into any strategic alliance or joint marketing arrangement or agreement;

(f)                                    voluntarily incurring Indebtedness or canceling, discharging (in whole or in part) or waiving any right under any Indebtedness owed the Company;

(g)                                 declaring or paying any dividends on or making any other distributions (whether in cash, stock or property) in respect of any of its capital stock or making any other payment to current or former stockholders or any of their respective affiliates other than payables due in the ordinary course of business consistent with past practices to any stockholder of the Company solely in his capacity as an employee of the Company, or splitting, combining or reclassifying any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company, or purchase, repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor); provided, however, the Company may take all commercially reasonable actions necessary or appropriate to satisfy the conditions contained in Section 7.1(g) with respect to acquiring or canceling all equity interests in the Company;

(h)                                 issuing, delivering or selling or authorizing or proposing the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, except as necessary or appropriate to satisfy the condition contained in Section 7.1(h) with respect to acquiring or canceling all equity interests in the Company;

(i)                                     engaging with any Person in any merger or other business combination;

(j)                                     except to the extent required by applicable Law or reasonably and in good faith believed by the officers of the Company to be in the best interests of the Company, making any material change in (i) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy, or (ii) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes;

(k)                                  other than in the ordinary course of business or to the extent required by applicable Law, adopting, entering into or becoming bound by any material Benefit Plan, employment-related contract or collective bargaining agreement, or amending, modifying or terminating (partially or completely) any such Employee Benefit Plan, employment-related contract or collective bargaining agreement, except as may be contemplated by any change in structure contemplated by Section 2.8;

(l)                                     making any change in its fiscal year; and

(m)                               entering into any contract to do or engage in any of the foregoing.

Section 5.9                                   Non-solicitation.  From the date of this Agreement to the earlier to occur of the Closing Date or the termination of this Agreement, the Company and Seller each agree that they shall not, and they shall cause any of the officers, directors, shareholders, employees, agents, or affiliates of the Company or representative or Affiliates of Luciano or Seller not to:  (a) solicit, entertain, discuss or accept any offers or proposals to acquire all or any material portion of any of the assets, capital stock or any other material interest in the Company from any party other than Buyer (a “Transaction”); (b) participate in any discussions or negotiations with any party other than Buyer concerning a Transaction; (c) except as may be required by law, provide to any other person any non-public information about the Company or Buyer, or (d) otherwise cooperate in any way with, or assist, facilitate or encourage any effort by any person other than Buyer seeking to make or effectuate a Transaction.  Luciano and the Company shall promptly advise Buyer in writing of the inquiry or proposal regarding a Transaction that it or any representative may receive, including the nature and subject matter of such inquiry, the terms of the proposal and identity of the inquirer or offeror.

Section 5.10                            Notification.  From the date of this Agreement to the Closing Date, the Company and/or Seller will promptly notify Buyer if to the Knowledge of the Company: (a) the Company or Seller receives notice from any Governmental Entity in connection with the transactions contemplated hereby (except for Tax notices of which the Company or Seller must only advise Buyer if such notices would result in a Lien (except a Permitted Lien) on the Company’s assets); (b) any fact or circumstance makes any representation or warranty of the Company or Seller set forth in this Agreement untrue or inaccurate in any material respect as of the Closing Date or as of the date of this Agreement; or (c) there occurs material damage to the Company’s assets.

Section 5.11                            Restriction on Sale of Closing Stock Payment.  Seller agrees not to sell, transfer, pledge or otherwise dispose of any of the Alliance Shares (or any interest therein) received as the Closing Stock Payment except as provided as follows:  (i) Seller may sell up to 33.33% of such Alliance Shares at any time after June 30, 2005; (ii) Seller may sell up to an additional 33.33% of such Alliance Shares at any time after June 30, 2006; and (iii)  Seller may sell an additional 33.33% of such Alliance Shares at any time after June 30, 2007.

ARTICLE VI

COVENANTS OF BUYER

Section 6.1                                   Regulatory and Other Approvals.  Buyer will as promptly as practicable after the date hereof (a) take all reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to any Governmental Entity or any other Person required in order to permit Buyer to consummate the transactions contemplated hereby (including but not limited to all authorizations under the Gaming Laws applicable to Buyer and each Buyer Subsidiary), (b) provide such other information and communications to such Governmental Entity or other Persons as such Governmental Entity or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to the Company and Seller in connection with the performance of their obligations under this Agreement.  Buyer will provide prompt notification to the Company and Seller when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise the Company of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental Entity or other Person regarding any of the transactions contemplated hereby.

Section 6.2                                   HSR Filings.  In addition to and without limiting Buyer’s covenants contained in Section 6.1, Buyer will (a) as promptly as practicable after the date hereof take all actions necessary to make the filings required of Buyer or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Buyer or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) cooperate with the Company in connection with the Company’s filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated hereby commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

Section 6.3                                   Fulfillment of Conditions.  Subject to compliance with applicable Law (including, without limitation, Gaming Laws), Buyer will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Seller and the Company contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the non-fulfillment of any such condition.

Section 6.4                                   Notification.  From the date of this Agreement to the Closing Date, to the extent known by it, Buyer will promptly notify the Company and/or Seller of any: (a) notice from any Governmental Entity in connection with the transactions contemplated hereby or (b) fact or circumstance that would make any representation or warranty of Buyer set forth in this Agreement untrue or inaccurate in any material respect as of the Closing Date or as of the date of this Agreement.

Section 6.5                                   Exchange Listing.  On or before the Closing Date, Buyer shall cause the shares of Alliance Shares to be issued pursuant to the terms of this Agreement to be approved for listing on the New York Stock Exchange (the “NYSE”), subject to official notice of issuance.  From and after the Closing, Buyer agrees to reserve and set aside sufficient shares of Alliance Shares for issuance as part of the Contingent Consideration and the Bonus Contingent Consideration.

Section 6.6                                   Post-Closing Employment Matters.

(a)                                  Continuation of Benefits.  From the Closing to the first anniversary of the Closing, Buyer shall, or shall cause the Company to, provide employees of the Company and its Subsidiaries who remain employed by the Company following the Closing Date (the “Transferred Employees”), salaries and wages, on an employee by employee basis, at no less than the levels of such salaries and wages paid to them immediately prior to the Closing Date, bonus opportunities, on an employee by employee basis, at no less than the levels of such bonus opportunities provided to them immediately prior to the Closing Date, and employee benefits that are, in the aggregate, substantially comparable to those provided to them immediately prior to the Closing Date, excluding any stock option, stock purchase or other equity compensation plans maintained by the Company prior to the Closing Date and not taking into account any employee performance share program that may be established hereunder.

(b)                                 Service Credits.

(i)                                     For purposes of determining eligibility to participate, vesting and determination of the level of benefits (but not accrual or entitlement to benefits other than severance benefit accrual where length of service is relevant) for Transferred Employees under all employee benefit plans and arrangements of Buyer or the Company in which such Transferred Employees may be eligible to participate after the Closing Date, Buyer shall recognize, or cause the recognition of, service with the Company and its Subsidiaries to the same extent recognized under the Company Employee Benefit Plans as in effect immediately prior to the Closing Date as service for such employee benefit plans and arrangements after the Closing Date.

(ii)                                  Buyer shall or shall cause the Company to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under all employee benefit plans in which such employees may be eligible to participate after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any Company Employee Benefit Plan immediately prior to the Closing Date, (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements for the year in which the Closing Date occurs under all employee benefit plans in which such employees are eligible to participate after the Closing Date and (iii) continue group health insurance coverage pursuant to COBRA for individuals covered under health insurance plans of the Company or its Subsidiaries immediately prior to the Closing Date as service for such employee benefit plans and arrangements after the Closing Date.

ARTICLE VII

CLOSING CONDITIONS

Section 7.1                                   Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the transactions contemplated hereby are subject to satisfaction or valid waiver by Buyer of each of the following conditions:

(a)                                  Buyer shall have received all of the deliveries required pursuant to Section 2.6(a) hereof;

(b)                                 There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated hereby;

(c)                                  All consents, approvals and actions of, filings with and notices to any Governmental Entity necessary on the part of the Company or Seller to permit the Company or Seller to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated hereby, including under the HSR Act, shall have occurred;

(d)                                 Immediately prior to the Closing, the Company shall have surrendered any gaming licenses in any jurisdiction that Buyer requests;

(e)                                  Since September 30, 2003, whether or not in the ordinary course of business, there shall have been no Material Adverse Effect with respect to the Company;

(f)                                    Buyer shall have received evidence of the resignation of each officer and director of the Company and each of its Subsidiaries; and

(g)                                 Arrangements reasonably satisfactory to Buyer shall have been made by the Company and Seller to permit Buyer to acquire at the Closing, or within a reasonable amount of time of the Closing Date, all of the equity interests in the Company and rights associated therewith held by each contingent optionholder and contingent warrantholder listed in Schedule 3.3 or Seller will provide reasonable evidence to Buyer that such equity interests in the Company and rights associated therewith held by each contingent optionholder or contingent warrantholder listed in Schedule 3.3 have been terminated at the Closing or shall be terminated within a reasonable amount of time after the Closing Date.

Section 7.2                                   Conditions to Obligations of the Company and Seller.  The obligation of the Company and Seller to consummate the transactions contemplated hereby are subject to the satisfaction or valid waiver by the Company and Seller of each of the following conditions:

(a)                                  Seller shall have received all of the deliveries required pursuant to Section 2.6(b) hereof;

(b)                                 There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated hereby;

(c)                                  All consents, approvals and actions of, filings with and notices to any Governmental Entity necessary on the part of Buyer to permit Buyer to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated hereby, including under the HSR Act, shall have occurred; and

(d)                                 Since September 30, 2003, whether or not in the ordinary course of business, there shall have been no Material Adverse Effect with respect to Buyer.

ARTICLE VIII

INDEMNIFICATION

Section 8.1                                   Indemnification by Seller.  From and after Closing (except as otherwise provided in this Section 8.1), Seller and Luciano, jointly and severally, will indemnify and hold harmless Buyer and each of its respective Affiliates, directors, officers, employees, attorneys, agents, representatives, successors and assigns in respect of any and all claims, losses, damages, liabilities, penalties, interest, costs and expenses (including reasonable attorneys’, accountants’ and consultants’ fees and expenses, including any such expenses incurred in connection with investigating, defending against or settling any such claims) (collectively, “Losses”) reasonably incurred by Buyer in connection with, or resulting from, any or all of the following:

(a)                                  Any breach of any representation or warranty made by Seller or the Company in this Agreement;

(b)                                 Any breach in the performance of any covenant, agreement or obligation of Seller or the Company contained in this Agreement; and

(c)                                  Any claims of any nature whatsoever made against the Company or Buyer or any of its affiliates with respect to the Stock Option Cancellation Agreements or Warrant Cancellation Agreements or the arrangements contemplated thereby; provided, however, that this Section 8.1(c) will not apply to any claims with respect to the Stock Option Cancellation

Agreements or Warrant Cancellation Agreements or the arrangements contemplated thereby that result from:

(i)                                     gross negligence, recklessness, willful misconduct or fraud on the part of Buyer or any of its representatives; or

(ii)                                  Buyer’s tax treatment of the Stock Option Cancellation Agreements, Warrant Cancellation Agreements or the arrangements contemplated thereby.

None of the rights to indemnification provided by this Section 8.1 shall be limited, mitigated or diminished by virtue of Buyer having conducted, or having had the right to conduct, a due diligence investigation.

Section 8.2                                   Indemnification by Buyer.  From and after Closing, Buyer shall indemnify and hold harmless Seller and Luciano and each of their respective Affiliates, directors, officers, employees, attorneys, agents, representatives, successors and assigns in respect of any and all Losses reasonably incurred by Seller and Luciano in connection with, or resulting from, each and all of the following:

(a)                                  Any breach of any representation or warranty made by Buyer in this Agreement; and

(b)                                 Any breach in the performance of any covenant, agreement or obligation of each of Buyer in this Agreement.

None of the rights to indemnification provided by this Section 8.2 shall be limited, mitigated or diminished by virtue of Seller having conducted, or having had the right to conduct, a due diligence investigation.

Section 8.3                                   Claims for Indemnification.  Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly notify the party obligated to provide indemnification (the “Indemnifying Party”) of the claim and, when known, the facts constituting the basis for such claim; provided, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligation hereunder to the extent such failure does not result in actual and material prejudice to the Indemnifying Party.  In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

Section 8.4                                   Defense of Third Party Claims.  In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a third party, including any taxing or other governmental authority, the Indemnifying Party at its sole cost and expense and with counsel reasonably satisfactory to the Indemnified Party may (but shall not be obligated to), upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if (a) the Indemnifying Party acknowledges to the Indemnified Party in writing, within 15 days after receipt of notice from the Indemnified Party, its obligations to indemnify the Indemnified Party with respect to all elements of such claim, (b)

the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against such third-party claim and fulfill its indemnification obligations hereunder, (c) the third-party claim involves only money damages and does not seek an injunction or other equitable relief, and (d) settlement or an adverse judgment of the third-party claim is not in the good faith judgment of the Indemnified Party, likely to establish a pattern or practice adverse to the continuing business interests of the Indemnified Party.  The Indemnified Party will be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, that if there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party, or if the Indemnifying Party fails to take reasonable steps necessary to defend diligently the claim after receiving notice from the Indemnified Party that it believes the Indemnifying Party has failed to do so, the Indemnified Party may assume the defense of such claim; provided, further, however, that in any circumstance in which the Indemnified Party has assumed the defense of a claim, the Indemnified Party may not settle such claim without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld.  If the Indemnified Party assumes the defense of the claim, the Indemnifying Party shall reimburse the Indemnified Party on a monthly basis for the reasonable fees and expenses of counsel retained by the Indemnified Party, which counsel shall be reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such claim, with its counsel and at its own expense.  The parties agree to render, without compensation, to each other such assistance as they may reasonably require of each other in order to insure the proper and adequate defense of any action, suit or proceeding, whether or not subject to indemnification hereunder.

Section 8.5                                   Limitation on Buyer’s Indemnity Claims.

(a)                                  No claim, demand, suit or cause of action shall be brought against Seller under this Article VIII, unless and until the aggregate amount of all Losses under this Article VIII exceeds Five Hundred Thousand Dollars ($500,000), in which event, Buyer shall be entitled to indemnification from Seller for all Losses above this amount (subject to the other provisions of this Article VIII); provided, however, that a claim, demand, suit or cause of action may be brought against Seller, should the aggregate amount of all Losses under Section 8.1(c) of this Article VIII exceed Twenty Five Thousand Dollars ($25,000), in which event, Buyer shall be entitled to indemnification from Seller for all Losses above this amount (subject to the other provisions of this Article VIII).

(b)                                 Notwithstanding any other provisions of this Article VIII , the aggregate amount of indemnification for Losses that may be asserted by Buyer against Seller shall be limited to:  Five Million Dollars ($5,000,000) for claims relating to any breaches as set forth in Section 8.1(c), and (ii) an additional Five Million Dollars ($5,000,000) for any other Losses.

(c)                                  Subject to Section 8.5(d), this Section 8.5 shall be the sole remedy of Buyer after the Closing Date for any breach of any representation, warranty or covenant set forth in this Agreement or in any exhibit, schedule or agreement delivered by Seller or the Company, pursuant to this Agreement.

(d)                                 Notwithstanding any provision in this Agreement to the contrary, no Person shall be deemed to have waived any rights, claims, causes of action or remedies arising from fraud, intentional misrepresentation, active concealment or willful breach hereof against a Person committing such fraud, intentional misrepresentation or active concealment or willfully taking actions to cause a breach hereof; and none of the monetary limitations contained in this Section 8.5 shall apply to any indemnification obligation of Seller as to the fraud or willful misconduct of Seller and/or the Company.

Section 8.6                                   Limitation on Seller’s Indemnity Claims.

(a)                                  No claim, demand, suit or cause of action shall be brought against Buyer under this Article VIII, unless and until the aggregate amount of all Losses under this Article VIII exceeds $500,000, in which event, Seller shall be entitled to indemnification from Buyer for all Losses above this amount (subject to the other provisions of this Article VIII).

(b)                                 Notwithstanding any other provisions of this Article VIII, the aggregate amount of indemnification for Losses that may be asserted by Seller against Buyer shall be limited to $5,000,000.

(c)                                  Subject to Section 8.6(d), this Section 8.6 shall be the sole remedy of Seller after the Closing Date for any breach of any representation, warranty or covenant set forth in this Agreement or in any exhibit, schedule or agreement delivered by Buyer, pursuant to this Agreement.

(d)                                 Notwithstanding any provision in this Agreement to the contrary, no Person shall be deemed to have waived any rights, claims, causes of action or remedies arising from fraud, intentional misrepresentation, active concealment or willful breach hereof against a Person committing such fraud, intentional misrepresentation or active concealment or willfully taking actions to cause a breach hereof, and none of the monetary limitations contained in this Section 8.6 shall apply to any indemnification obligation of Buyer as to the fraud or willful misconduct of Buyer.

ARTICLE IX

TERMINATION

Section 9.1                                   Termination.

(a)                                  This Agreement may be terminated (except as set forth in Section 9.1(c)) and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(i)                                     by mutual written consent of Seller and Buyer;

(ii)                                  by Seller and the Company if (1) any of the conditions precedent to Seller’s and the Company’s obligation to consummate the transactions contemplated hereby shall have become incapable of fulfillment, and shall not have been waived by the Company and Seller, (2) any of the covenants or obligations to be performed under this Agreement by Buyer shall have been materially breached by Buyer and such breach has not been cured (if capable of being cured) by Buyer, within thirty days after written notice of such breach by the Company or Seller to Buyer, (3) all of the gaming license applications required to be submitted to the Nevada Gaming Control Board pursuant to Section 6.1, have not been so submitted by Buyer within forty-five days from the date of this Agreement or (4) Buyer does not diligently pursue all gaming license applications;

(iii)                               by Buyer if (1) any of the conditions precedent to Buyer’s obligation to consummate the transactions contemplated hereby shall have become incapable of fulfillment, and shall not have been waived by Buyer, or (2) any of the covenants or obligations to be performed under this Agreement by Seller or the Company shall have been materially breached by Seller or the Company and neither Seller nor the Company has cured such breach (if capable of being cured) within thirty days after written notice of such breach by Buyer to Seller and the Company;

(iv)                              by Seller, if the Closing does not occur on or prior to June 30, 2004, other than by reason of a material breach by Seller or the Company of any of their respective covenants or obligations under this Agreement;

(v)                                 by Buyer, if the Closing does not occur on or prior to June 30, 2004 by reason of the material breach by Seller or the Company of any of their respective covenants or obligations under this Agreement.

(b)                                 In the event of termination by Seller, Buyer or the Company pursuant to this Section 9.1, written notice thereof shall forthwith be given to the other party or parties and the transactions contemplated hereby shall be terminated, without further action by any party.  If the transactions contemplated hereby are terminated as provided herein:

(i)                                     Buyer, Seller and the Company shall return all documents, copies and other material received from any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party from whom such documents, copies or materials were received; and

(ii)                                  all confidential information received by Buyer, Seller or the Company with respect to Buyer, Seller, the Company or the Business shall be treated in accordance with the letter by and among the Company, Seller and Buyer dated as of October 31, 2003 (the “Confidentiality Agreement”), which shall remain in full force and effect notwithstanding the termination of this Agreement.

(c)                                  If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 9.1, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 12.1 relating to certain expenses, (ii) Section 3.19 and 4.5 relating to finder’s fees and broker’s fees and (iii) this Section 9.1.  Nothing in this Section 9.1 shall be deemed to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

ARTICLE X

TAX MATTERS

Section 10.1                            Taxes.

(a)                                  Tax Returns Due After the Closing Date.  Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date.  Buyer shall permit Seller to review and comment on each Tax Return described in the preceding sentence prior to filing and shall make revisions to such Tax Returns as are reasonably requested by Seller.

(b)                                 Cooperation on Tax Matters.  Buyer, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Company and Seller agree, and Buyer shall cause the Company, (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, the Company or Seller, as applicable, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Tax authority, (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Seller, as the case may be, shall allow the other party to take possession of such books and records, excluding for all such purposes under this section 10.1(b) any personal Tax Returns and personal financial records of Seller. Buyer and Seller further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c)                                  Notice.  Seller shall promptly notify Buyer in writing upon receipt by Seller of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of the Company.  Buyer or the Company shall promptly notify Seller in writing upon receipt by Buyer or the Company of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of the Company on or prior to the Closing Date.

(d)                                 Characterization of Payments.  Any payments made to Buyer pursuant to Section 8.1 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer, the Company and Seller on their Tax Returns to the extent permitted by law.

ARTICLE XI

SURVIVAL; NO OTHER REPRESENTATIONS

Section 11.1                            Post Closing Survival of Representations and Warranties.  The representations and warranties contained herein will survive until August 31, 2005, except that the representations and warranties contained in Section 3.16 shall terminate August 31, 2006.  The limitations set forth in this Section 11.1 regarding the survival of claims for breach of representation and warranty shall not apply to any claims arising out of fraud or willful misconduct in the making of the representations and warranties set forth herein, or regarding the representations and warranties contained in Section 3.3.

Section 11.2                            No Other Representation.  Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that (a) none of the parties hereto are making any representation or warranty whatsoever, express or implied, other than those express representations and warranties contained in this Agreement, and (b) none of the parties hereto has made any representation, warranty, inducement, promise, agreement, assurance or statement, oral or written of any kind to the other party hereto upon which such party is relying.

ARTICLE XII

MISCELLANEOUS

Section 12.1                            Fees and Expenses.  Upon the consummation of the transactions contemplated by this Agreement, Buyer agrees to pay at Closing up to $3,000,000 of the legal, accounting and financial advisory services fees incurred by the Company and Seller in connection with the transactions contemplated by this Agreement.  Otherwise, Buyer and Luciano, personally, shall bear their own attorneys’, accountants’ and other fees, costs and expenses incurred in connection with the negotiation and the consummation of the transactions contemplated hereby.

Section 12.2                            Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (with subsequent letter confirmation by mail) or three days after being mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to Buyer:	Alliance Gaming Corporation
6601 South Bermuda Road
Las Vegas, Nevada 89119
Facsimile: (702) 896-7990
Attention: Legal Department

With a copy (which does
not constitute notice) to:	Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071-3197
Facsimile: (213) 229-7520
Attention: Peter F. Ziegler, Esq.

If to the Company:	Sierra Design Group
300 Sierra Manor Dr.
Reno, Nevada 89511
Facsimile: (775) 850-1501
Attention: General Counsel

With a copy (which does
not constitute notice) to:	Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626-1925
Facsimile: (714) 755-8290
Attention: Cary K. Hyden

If to Seller:	Mr. Robert Luciano
c/o Sierra Design Group
300 Sierra Manor Dr.
Reno, Nevada 89511
Telecopy: (775) 850-1501
Attention: Robert Luciano

With a copy (which does
not constitute notice) to:	Lionel, Sawyer &Collins
1100 Bank of America Plaza
50 West Liberty Street
Reno, Nevada 89501
Facsimile: (775) 788-8682
Attention: Dan Reaser

Section 12.3                            Attorneys’ Fees and Costs.  Should any party institute any action or proceeding in any court to enforce any provision of this Agreement, the prevailing party shall be entitled to receive from the losing party reasonable attorneys’ fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

Section 12.4                            Assignability and Parties in Interest.  This Agreement shall not be assignable by any of the parties; provided, however, that Buyer may assign any or all of its rights and obligations under this Agreement to any Subsidiary of Buyer, but no such assignment shall relieve Buyer of its obligations hereunder if such assignee does not perform such obligations.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

Section 12.5                            Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the internal law, and not the law pertaining to conflicts or choice of law, of the State of Nevada.

Section 12.6                            Counterparts. This Agreement may be executed by facsimile copy and in multiple counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

Section 12.7                            Complete Agreement.  This Agreement, the Exhibits and Schedules and the documents delivered or to be delivered pursuant to this Agreement contain or will contain the entire agreement among the parties with respect to the transactions contemplated hereby and shall supersede all prior or contemporaneous oral or written negotiations, commitments, agreements and understandings with respect to such subject matter, except that the provisions of this Agreement shall be in addition to, and not in substitution for, the provisions of the Confidentiality Agreement, which shall remain in full force and effect.

Section 12.8                            Modifications, Amendments and Waivers.  This Agreement may be modified, amended or otherwise supplemented only by a writing signed by all of the parties.  No waiver of any right or power hereunder shall be deemed effective unless and until a writing waiving such right or power is executed by the party waiving such right or power.

Section 12.9                                    Further Assurances.  Each party will execute and deliver such further instruments and take such further actions as any other party may reasonably request in order to carry out the intent of this Agreement and to consummate the transactions contemplated hereby.

Section 12.10                             Contract Interpretation; Construction of Agreement.

(a)                                  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any reference to article, section, exhibit, schedule, preamble, recital and party references are to this Agreement unless otherwise stated.  Each reference in this Agreement to “including” or words of similar import shall be deemed to be followed by “without limitation.”

(b)                                 No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.

Section 12.11                                     Enforcement.  The parties hereto acknowledge and agree that the failure of any party to perform its covenants and agreements hereunder, including its failure to take all actions as necessary on its part to consummate the transactions contemplated hereby, will cause irreparable injury to the other parties for which damages, even if available, would not be an adequate remedy.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Nevada or in Nevada state court, without the posting of a bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Nevada or any Nevada state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Nevada.

Section 12.12                     Public Announcements.  Except as required by applicable law and subject to Section 12.13, no party to this Agreement will, or will permit any of their respective Affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto.  Buyer and the Company will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or by obligations pursuant to any listing agreement with the NYSE.

Section 12.13                     Confidentiality.  The parties hereto agree to comply in all respects with the Confidentiality Agreement.  Notwithstanding anything to the contrary set forth in this Agreement, the Confidentiality Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties hereto acknowledge and agree that any obligations of confidentiality contained herein and therein shall not apply to the Tax treatment and Tax structure of the transactions contemplated by this Agreement upon the earlier to occur of (i) the date of the public announcement of discussions relating to such transactions, (ii) the date of the public announcement of such transactions, or (iii) the date of the execution of the Agreement, all within the meaning of Treasury Regulations Section 1.6011-4; provided, however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the transactions contemplated by this Agreement, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Code, is not intended to be affected by the foregoing.

Section 12.14                     Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH

OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.14.

Section 12.15                     Arbitration of Certain of Disputes.  If the parties fail to reach an agreement as set forth in Section 2.7, either party may make a written demand for formal dispute resolution and specify therein the scope of the dispute.  Within thirty (30) days after such written notification, the parties agree to meet for one day (or if they mutually agree in writing, for multiple days) with an impartial mediator, mutually agreed to by Seller and Buyer, to attempt to resolve the matter without arbitration or litigation.  With respect to the mediation and any other mediation that may result from this Section 12.15, the parties shall cooperate with one another in selecting a mediator and in scheduling mediation proceedings, shall act in good faith in such mediation, and shall share equally in the costs of any mediation.  If the dispute is not resolved by mediation by the last day of the one or multi-day mediation proceeding specified above (“Non-Mediation Date”), then either party may, within ten (10) days of the Non-Mediation Date, demand in writing that the dispute be arbitrated by binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association.  In such case, the hearing shall be held before three arbitrators in Los Angeles, California.  If the dispute is not resolved by mediation, and no party timely demands arbitration, then either party shall be free to resolve the matter through litigation.  Notwithstanding the foregoing provisions of this Section 12.15, each party shall have the right, without the requirement of first seeking a remedy through mediation or arbitration to seek preliminary injunctive or other equitable relief in any proper court in the event that such party determines that eventual redress through mediation or arbitration will not provide a sufficient remedy for any violation of this Agreement by the other party.

IN WITNESS WHEREOF, each of the parties has executed this Amended and Restated Stock Purchase Agreement as of the date first above written.

SELLER	Robert Luciano Family Trust dated February 27, 1995, as amended

Name: Robert Luciano
Title: Trustee

LUCIANO
Robert Luciano

BUYER	ALLIANCE GAMING CORPORATION,
a Nevada corporation

By:
Name: Robert L. Miodunski
Title: President and CEO

THE COMPANY	SIERRA DESIGN GROUP,
a Nevada corporation

By:
Name: Robert Luciano
Title: President